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                                                                EXHIBIT 2.11


                  AGREEMENT FOR THE PURCHASE AND SALE OF STOCK


                  THIS AGREEMENT is made and entered into on the 12TH day of FEBRUARY 1998, between and among LASON, INC., a Delaware corporation, the address of which is 1305 Stephenson Highway, Troy, Michigan 48083 ("BUYER"), SOUTHERN MICROFILM ASSOCIATES, INC., a Louisiana corporation, whose address is 1820 L & A Road, Metairie, Louisiana 70001 ("CORPORATION"), ROBERT RATHE, JR., whose address is 78275 Highway 1082, Covington, Louisiana 70435 ("R. RATHE"), STUART RATHE, whose address is 50 Windhaven Drive, The Woodlands, Texas 77381 ("S. RATHE"), and BRIAN RATHE, whose address is 9405 Ruidosa Trail, Irving, Texas 75063 ("B. RATHE"). For the purposes hereof, R. Rathe, S. Rathe and B. Rathe are sometimes hereinafter collectively referred to as "SHAREHOLDERS".

                                R E C I T A L S:

                  Through various first and second tier operating subsidiaries, Corporation is in the business of selling document microfilming services, supplies, service contracting, computer software, microfilm equipment, and document imaging services (i.e., scanning, conversion, storage and retrieval to and from various media).

                  Those subsidiaries are: RACOM Corporation, a Louisiana corporation ("RACOM"); RACOM Southwest Corporation, a Louisiana corporation ("SOUTHWEST"); Government Systems Inc., a Texas corporation ("GSI") and Business Micrographics Corporation, a Texas corporation ("BMC"). For the purposes hereof, RACOM, Southwest, GSI and BMC are sometimes collectively referred to as the "SUBSIDIARIES".

                  Shareholders have heretofore represented that they either own or have the right to acquire free and clear of all liens and encumbrances whatsoever all of the issued and outstanding capital stock of Corporation (the "SHARES").

                  Shareholders and Corporation have further represented that the acquisition of all currently outstanding minority interests in the Subsidiaries can be accomplished so that the operations of Corporation and the Subsidiaries can be reorganized by liquidating the Subsidiaries in order to increase operating efficiency (the "REORGANIZATION").

                  Immediately following the Reorganization, Buyer desires to purchase all of the Shares owned by Shareholders so that the Shares to be purchased by Buyer will give Buyer 100% ownership interest in Corporation.

                  Buyer desires to purchase the Shares from Shareholders, and Shareholders desire to sell the Shares to Buyer, and Corporation desires that this transaction be consummated.

                  NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF SHARES

                  SECTION 1.1 SALE AND TRANSFER OF SHARES. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below in Section 8.1), Shareholders will transfer and convey the Shares to Buyer, and Buyer will acquire the Shares from Shareholders, free and clear of



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all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. On the Closing Date, the certificates representing the Shares shall be duly endorsed in blank for transfer, or accompanied by separate written instruments of assignment and shall be accompanied by such other or further supporting documents as Buyer or its counsel may reasonably require.

                  SECTION 1.2   PURCHASE PRICE.

                  Subject to possible adjustment as set forth in Sections 1.3 and 1.4 below, the purchase price for the Shares is $26,000,000.00 (the "PURCHASE PRICE") predicated upon Corporation having a net worth, as of the Closing Date, of at least $10,500,000.00 plus or minus five (5%) percent including net working capital, as of the Closing Date, of at least $6,000,000.00 plus or minus five (5%) percent (collectively and inclusive of the possible five (5%) percent adjustment contemplated herein, the "BASELINE AMOUNTS") as shown on the unaudited consolidated financial statement of Corporation and the Subsidiaries prepared by Pichon & Associates and Corporation as of and for the period ending January 31, 1998 (the "JANUARY BALANCE SHEET"). The Purchase Price will be paid at Closing (as defined below in Section 8.1) in cash and in shares of Buyer's common stock, $0.01 par value per share (the "LASON SHARES"), as follows: (a) Lason Shares worth $5,200,000.00 and (b) cash in an amount equal to $20,800,000.00 minus Corporation Debt (defined below) (the "CASH CONSIDERATION"). The Cash Consideration shall be subject to further adjustment as provided in Sections 1.3 and 1.4 of this Agreement and shall be paid at the Closing via electronic wire transfer of same day funds.

                  As used herein, the term "Corporation Debt" shall mean the amount of all debt ("DEBT") on the books of Corporation on the Closing Date (including all loans to Shareholders and all debt of the Subsidiaries and capital lease obligations but excluding ordinary trade payables). Such Corporation Debt as of the date of this Agreement is set forth on EXHIBIT 1.2(A), and Corporation shall deliver to Buyer at the Closing such documentation as may be reasonably requested by Buyer to verify the amount of Corporation Debt existing as of Closing.

                  The Lason Shares will be valued for this purpose at the average closing price of the Lason Shares for the preceding 20 trading days prior to February 11, 1998 as reported in NASDAQ.com (appropriately adjusted for any stock split, reverse stock split or common stock dividend effected or declared by Buyer), with no fractional shares being issued hereunder. In lieu thereof, Buyer will pay cash for any such fractional shares, the value of which are to be determined by multiplying the fractional portion of a share of the Lason Shares by the per share price determined in accordance with the methodology described above. Shareholders will not be entitled to dividends, voting rights or any other right as shareholder in respect of any fractional share of the Lason Shares. In connection with the foregoing issuance of the Lason Shares, on the Closing Date, Shareholders will deliver to Buyer a Lock-Up Agreement in the form attached hereto as EXHIBIT 1.2(B) (the "LOCK-UP AGREEMENT") pursuant to which Shareholders will agree not to sell any of the Lason Shares delivered to them in accordance with this Agreement for a period of 24 months from and after the Closing Date . Additionally, for a period of 12 months following the Closing Date, the Lason Shares are to be held in escrow pursuant to the terms and conditions of that certain escrow agreement (the "ESCROW AGREEMENT") attached hereto as EXHIBIT 1.2(C), together with executed assignments separate from certificate executed in blank, in order to enable a possible reassignment of all or a portion of the Lason Shares to Lason.

                  The Purchase Price shall be payable to the Shareholders on a pro rata basis in accordance with their respective share ownership or otherwise paid at their direction to extinguish debt or to facilitate acquisition of minority interests in the Subsidiaries, as set forth on Exhibit 2.3 hereto.


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                  SECTION 1.3   POSSIBLE POST-CLOSING ADJUSTMENT TO PURCHASE
PRICE .

                           A.   Within 60 days of the Closing Date, Buyer will
cause an audited, consolidated financial statement of Corporation and the Subsidiaries to be prepared by Coopers & Lybrand L.L.P. for the period of July 1, 1997 to January 31, 1998 (the "INTERIM PERIOD"), showing Corporation's consolidated net worth and net working capital at January 31, 1998 (the "INTERIM STATEMENT"). When completed, the Interim Statement will be delivered to Shareholders and Buyer. The Interim Statement will be prepared (i) in accordance with generally accepted accounting principles applied in a manner consistent with the preparation of those certain financial statements of Corporation which were, in fact, audited as set forth in Section 2.7 hereof and (ii) without giving effect to any of the transactions contemplated hereby (such transactions including, without limitation, the purchase and sale of the Shares and the amortization of goodwill associated with said purchase and sale). In the event that Shareholders dispute any aspect of the Interim Statement, Shareholders shall so notify Buyer within 10 days following their receipt thereof. In such event, the parties, together with their independent public accountants, shall meet and discuss such dispute in a good faith effort to resolve such dispute. If no resolution is reached within 30 days of Shareholders' notice, then, and in that event, the dispute will be submitted to and resolved by arbitration pursuant to Section 11.14 hereof. The Interim Statement will be adjusted to the extent required to reflect the resolution of any such dispute, either by agreement of the parties or by arbitration. Shareholders and their accountants shall have full access to Corporation's books and records in connection with their review of the Interim Statement delivered by Buyer and the resolution of any dispute relating thereto.

                           B.   If the Interim Statement shows a net worth
and/or net working capital equal to the Baseline Amounts, then there will be no adjustment to the Purchase Price. If the Interim Statement shows a net worth and/or net working capital of less than the Baseline Amounts, then the Cash Consideration will be adjusted on a dollar for dollar basis in relationship to the deficiency from the Baseline Amounts and Shareholders will pay Buyer the amount necessary to put Buyer and Shareholders in the positions they would have been in had Buyer paid the correct amount to Shareholders on the Closing Date (but without any accrual of interest or otherwise giving effect to the time value of money). If the Interim Statement shows a net worth and/or net working capital of greater than the Baseline Amounts, then the Cash Consideration will similarly be adjusted on a dollar for dollar basis in relationship to the overage from the Baseline Amounts and Buyer will pay Shareholders the amount necessary to put Buyer and Shareholders in the positions they would have been in had Buyer paid the correct amount to Shareholders on the Closing Date (but without any accrual of interest or otherwise giving effect to the time value of money). If required, such payment shall be made (i) within 15 days following the delivery of the Interim Statement to Shareholders pursuant to Section 1.2(A) above, or (ii) if Shareholders dispute any aspect of the Interim Statement, then within 15 days following the resolution of such dispute.
 In the event that payment is due from Shareholders to Buyer and such payment is not made when and as due, Buyer may effectuate such payment through a re-assignment of some or all of the Lason Shares being held in escrow pursuant to the Escrow Agreement at a price per share equal to the closing sales price for Lason Shares on the date which is the first trading day 15 days following delivery of the Interim Statement to Shareholders. In the event that Buyer fails to make payment to Shareholders when and as due, the unpaid amount shall bear interest at the prime rate of interest charged by First Union National Bank plus 4% per annum until paid. Concurrently with the making of such payment, Buyer and Shareholders will execute a memorandum setting forth the adjustment to the Purchase Price, if any.

                  SECTION 1.4 ADDITIONAL PURCHASE PRICE. In addition to the Purchase Price, as additional consideration for the Shares, Shareholders may be entitled to receive up to three additional


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payments (collectively, the "ADDITIONAL PURCHASE PAYMENTS" and, individually, an
"ADDITIONAL PURCHASE PAYMENT") if and only if such Additional Purchase Payments are earned in accordance with the following:

                           A.   For the period commencing as of the Closing
         Date and ending on February 28, 1999 (the "1998 PERIOD"), Corporation will have a minimum EBITDA (defined in subsection G below) target of $4,666,000 (the "1998 TARGET EARNINGS"). No later than May 1, 1999, Buyer will calculate Corporation's EBITDA for the 1998 Period (the "1998 ACTUAL EBITDA"). If 1998 Actual EBITDA is less than the 1998 Target Earnings, the shareholders shall not be entitled to receive any Additional Purchase Payments whatsoever for the 1998 Period. If 1998 Actual EBITDA is equal to or greater than the 1998 Target Earnings, each of the Shareholders shall be entitled to receive his or its pro rata share of an Additional Purchase Payment in the aggregate amount of $2,000,000 (such $2,000,000 payment being referred to as the "DEFERRED INITIAL PAYMENT"). Further, in the event that 1998 Actual EBITDA is greater than 1998 Target Earnings, in addition to the Deferred Initial Payment, each of the Shareholders will be entitled to receive his or its pro rata share of an Additional Purchase Payment in an aggregate amount equal to that amount which is 6 times the difference between the 1998 Target Earnings and 1998 Actual EBITDA (the "1998 ADDITIONAL PURCHASE PAYMENT").

                           Notwithstanding anything to the contrary set forth herein, in no event will the 1998 Additional Purchase Payment exceed $6,000,000, not including the Deferred Initial Payment. In the event that an amount over $6,000,000 is indicated pursuant to the formula set forth above, payment of the balance is to be deferred until the calculation and payment of the 1999 Additional Purchase Payment (as defined below), if any, is made, subject to the overall limitation(s) on the Additional Purchase Payments discussed in Section 1.4(C) below.

                           B. Similarly, for the period commencing as of March 1, 1999 and ending on February 28, 2000 (the "1999" PERIOD"), Corporation will have target earnings calculated as follows: In the event 1998 Actual EBITDA does not exceed 1998 Target Earnings, the target earnings for the 1999 Period will be $4,666,000. In the event 1998 Actual EBITDA exceeds 1998 Target Earnings, the target earnings for the 1999 Period will be equal to the total amount of consideration paid by Buyer to the Shareholders for the 1998 Period divided by six
         (6) (i.e. $26,000,000 + the Deferred Initial Payment of $2,000,000 + the 1998 Additional Purchase Payment + 6).

                  Example: If 1998 Actual EBITDA is $5,200,000 then, and in that event, Shareholders' 1998 Additional Purchase Payment would be $3,204,000. Accordingly, the total amount paid to Shareholders for the 1998 Period would be $31,204,000. Therefore, the target earnings for the 1999 Period would be $5,200,666.00).

         In all events, the target earnings for 1999 will hereinafter be referred to as the "1999 TARGET EARNINGS".

                           No later than May 1, 2000, Buyer will calculate
Corporation's EBITDA for the 1999 Period (the "1999 ACTUAL EBITDA"). If the 1999 Actual EBITDA is equal to or less than the 1999 Target Earnings, the Shareholders shall not be entitled to receive any Additional Purchase Payments for 1999 whatsoever. If the 1999 Actual EBITDA is greater than the 1999 Target Earnings, the Shareholders shall be entitled to receive his or its pro rata share of an Additional Purchase Payment for 1999 in an aggregate amount equal to 6 times the difference between the 1999 Target Earnings and the 1999 Actual EBITDA, subject to the overall limitations on Additional Purchase Payments set forth in Section 1.4(C) below. Additionally, each of the Shareholders shall be entitled to receive his or its pro rata share of any portion of the 1998 Additional Purchase Payment previously earned but not paid (i.e. any amount above


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$6,000,000) with such amount, however, subject to the overall limitations on
Additional Purchase Payments set forth in Section 1.4(C) below.

                           Notwithstanding anything to the contrary set forth above, in the event that 1998 Actual EBITDA is either less than $4,666,000 or greater than $5,666,000, EBITDA for the 1999 Period will be determined by averaging 1998 Actual EBITDA with 1999 Actual EBITDA in order to determine the EBITDA figure for the 1999 Period which will be utilized for the purpose of determining the Additional Purchase Payment for 1999, if any. In the event that 1998 Actual EBITDA is a number between $4,666,000 and $5,666,000, no averaging will be utilized as aforesaid and 1999 Actual EBITDA will be utilized.

                           C. Notwithstanding anything to the contrary set forth herein, Shareholders' right to Additional Purchase Payments is conditioned upon and subject to the following limitations (in addition to any set forth in Section 1.4(B) above): (i) in no event will the aggregate amount of the Additional Purchase Payments payable to the Shareholders for the 1998 Period exceed $6,000,000; (ii) in no event will the sum of all Additional Purchase Payments for the 1998 Period and the 1999 Period (exclusive of the Deferred Initial Payment) exceed $12,000,000; and (iii) in no event will the sum of the Purchase Price (as same may be adjusted pursuant to the terms and conditions hereof), the Deferred Initial Payment and the two possible Additional Purchase Payments (other than the Deferred Initial Payment) exceed $40,000,000.

                           D.   All of the Additional Purchase Payments
         (including the Deferred Initial Payment) are to be paid 80% in cash, in same day funds via electronic wire transfer, and 20% in shares of the Common Stock of Buyer (the "ADDITIONAL PURCHASE SHARES"). The Additional Purchase Shares will be valued for this purpose at the average closing price of Lason Shares for the preceding 10 trading days prior to the date of each of the Additional Purchase Payment Dates (as defined below) as reported in NASDAQ.com or any other exchange or market upon which such shares are traded (appropriately adjusted for any stock split, reverse stock split or common stock dividend effected or declared by Buyer). No fractional share will be issued by Lason hereunder. In lieu thereof, Buyer will pay cash for such fractional share, the value of which shall be determined by multiplying the fractional part of a share of Lason Common Stock by the closing value set forth above. Shareholders will not be entitled to dividends, voting rights or any other right as a shareholder in respect of any fractional share of Lason. If the Lason Shares are not then traded on NASDAQ, the New York Stock Exchange, the American Stock Exchange then, and in that event, one hundred percent (100%) of the Additional Purchase Payments will be paid in cash via electronic wire transfer of same day funds. In connection with the foregoing issuance of the Lason Shares, on each Additional Purchase Payment Date (as defined below), Shareholders will execute a Lock-Up Agreement in a mutually acceptable form pursuant to which Shareholders will agree not to sell any of the Lason Shares delivered to them in accordance with this Agreement for a period of 12 months from each Additional Purchase Payment Date.

                           E. As set forth above, Buyer will calculate Corporation's EBITDA no later than May 1 in each of 1999 and 2000. If an Additional Purchase Payment is earned, Buyer shall make such Additional Purchase Payment to Shareholders by May 15, 1999 and May 15, 2000 (the "ADDITIONAL PURCHASE PAYMENT DATE"), as the case may be, subject to the existence of a dispute requiring resolution pursuant to
         Section 1.4(F) below.

                           F. Buyer shall provide to Shareholders, on or before May 1, 1999 and 2000, a statement of its Chief Financial Officer setting forth the basis for the calculation of the Additional Purchase Payment. Such statement shall provide such computations and set forth such detail as is reasonably necessary to substantiate the calculation of EBITDA and the amount of the Additional Purchase Payment payable, if any. Shareholders and their accountants shall have full


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         access to Buyer's books and records with respect to Corporation in connection with their review of such statements and the resolution of any dispute relating thereto. No later than 10 business days after Shareholders' receipt of such statement, Shareholders may, by notice given to Buyer, contest the calculations and shall, within a reasonable period of time necessary for Shareholders' representatives to review the calculations, books and records of Corporation (but in no event more than 60 days) give notice to Buyer of the amount calculated by Shareholders. In such event, Buyer shall pay to Shareholders the amount that it acknowledges is due and the parties, together with their independent public accountants, shall meet and discuss such dispute in a good faith effort to resolve such dispute. If no resolution is reached within 30 days of Shareholders' notice, then Buyer and Shareholders shall choose a mutually acceptable independent certified public accountant (the "DESIGNATED AUDITOR") to review the calculation. The Designated Auditor shall, after reviewing all relevant matters and interviewing such parties as he or she deems appropriate, deliver to Buyer and Shareholders a statement setting forth his or her calculations, which shall be final and binding upon each party. If the final calculation is equal to or less than the dollar amount of the calculation set forth in the Chief Financial Officer's statement, then Shareholders shall bear the cost of engaging the Designated Auditor. Otherwise, the cost of engaging the Designated Auditor shall be borne by Buyer. If the statement of the Designated Auditor indicates that an additional payment is due to Shareholders in respect of the Additional Purchase Payment, Buyer shall pay such amount to Shareholders in cash within five days following receipt of such statement. Similarly, if the statement of the Designated Auditor indicates that a rebate is due to Buyer, Shareholders shall pay such amount to Buyer in cash within five days following receipt of such statement.

                           G. EBITDA shall mean, for each of the two years referenced above, the pre-tax net income of Corporation before interest expense, depreciation and amortization for such year determined on a stand-alone basis in accordance with generally accepted accounting principles consistently applied with relationship to the Interim Statement, (A) plus, to the extent deducted in determining net income and without duplication, the sum of: (i) any extraordinary losses; (ii) any Additional Purchase Payments); and (iii) any of Buyer's corporate overhead, except that which is directly attributable to Corporation; and (B) minus, to the extent included in determining net income and without duplication, any extraordinary gains.

                           H. Notwithstanding anything to the contrary contained herein, Buyer shall have the right, by notice to Shareholders specifying in reasonable detail the basis therefor, to withhold the payment of the Additional Purchase Payment otherwise provided for herein and to set off and apply against any such Additional Purchase Payment the amount of any then outstanding indemnification payments finally determined to be due from Shareholders to Buyer pursuant to this Agreement.

                           I. Shareholders acknowledge and agree that Buyer, as the sole shareholder of Corporation, after the Closing Date, will have substantial power to control the amount of the Additional Purchase Payment(s) provided for herein and that, in fact, Buyer intends to merge Corporation with one or more of its subsidiaries following the Closing Date in order to, among other things, best unify operations and maximize profitability. With a similar commitment to maximizing profitability, Buyer agrees that it will, in good faith, use reasonable efforts to maximize Shareholders' ability to achieve the maximum Additional Purchase Payment(s) available hereunder. Notwithstanding the foregoing, in the event that the Board of Directors of Buyer (or any of its subsidiaries), in their sole discretion, materially changes or proposes to change the business, accounting policies or methods, or operations (other than changes relative to Corporation's employee benefit structure or changes necessary to bring Corporation into compliance with applicable law) of Corporation from those in effect immediately prior to the Closing Date (any such material change or proposed change, a "CHANGE") it shall notify Shareholders in


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         writing and if Shareholders believe that any such Change is reasonably likely to materially decrease the amount of the Additional Purchase Payment(s) they would have earned absent such Change, Shareholders may give notice (the "NOTICE") to Buyer of such belief. In such event, Shareholders and Buyer's President shall meet: (i) to discuss in good faith whether the Change is reasonably likely to have a material adverse effect or result in a material decrease; and (ii) if they agree that such a material adverse effect or material decrease is reasonably likely to occur, then to discuss in good faith an amendment to the Additional Purchase Payment formula set forth in this Section 1.4 in order to restore to Shareholders the ability to earn a comparable Additional Purchase Payment to that originally contemplated by the parties. In the event that no such mutual agreement is reached to either parties' satisfaction, it shall have the right to submit such issue to arbitration pursuant to Section 11.14 of this Agreement.

                           J. For all purposes of this Section 1.4, the term "Corporation" shall be understood to refer to the "RACOM Division" of one of Buyer's subsidiaries plus the earnings of any acquired companies identified to Buyer by Shareholders or other members of Corporation's management team with Shareholders' concurrence. Notwithstanding the foregoing, the total amount to be included in Corporation's EBITDA for the 1998 Period and the 1999 Period from acquisitions is not to exceed $1,000,000 per year net of all acquisition costs including, but not limited to, attorney and other professional fees, interest and amortization of goodwill. Further, in no event, is the EBITDA from acquisitions to be included in Corporation's EBITDA in the event that Corporation's Target Earnings are not made in either year from the RACOM Division on a stand alone basis, as those "Target Earnings" are to be calculated pursuant to the terms and conditions hereof.

                           K. In the event that any Shareholder voluntarily terminates his employment with Corporation, (other than for death, disability or "Good Reason" as that term is defined in the Employment Agreements contemplated in Section 6.11 hereof), then and in that event, such individual Shareholder's pro rata share of the Additional Purchase Payments shall not be paid to such Shareholder, but such fact will not affect the Additional Purchase Payments to the other Shareholders or for the year of such event. In the event that any Shaerholders' employment with Corporation is terminated for "Cause" (as such term is defined in the Employment Agreements contemplated in
         Section 6.11 hereof) and the action which precipitated such termination for Cause has a negative financial impact on Buyer or Corporation then such individual Shareholder's pro rata share of the Additional Purchase Price Payments shall not be paid to such Shareholder, but such fact will not affect the Additional Purchase Price Payments to the other Shareholders or for the year of such event. Alternatively, in the event that any Shareholders' employment with Corporation is terminated for "Cause" (as such term is defined in the Employment Agreements contemplated in 6.11 hereof) and the action which precipitated such termination for cause has no negative financial impact on Buyer or Corporation then such Shareholder's right to receive his share of any Additional Purchase Price Payments shall not be diminshed in any way whatsoever.

                                    ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS
                                 AND CORPORATION

                  Shareholders and Corporation represent and warrant to Buyer that, as of the date, hereof:

                  SECTION 2.1 ORGANIZATION, STANDING AND POWER. Corporation and each of the Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the State of Louisiana, have all necessary corporate power to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each jurisdiction


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in which the nature of its business or its properties makes such qualification necessary. Each jurisdiction in which Corporation and the Subsidiaries are so qualified to do business is listed on EXHIBIT 2.1.

                  SECTION 2.2 CAPITALIZATION OF CORPORATION. The authorized capital stock of Corporation consists of one hundred million (100,000,000) shares of common stock having no par value per share, of which one hundred million (100,000,000) shares are issued and outstanding (the "COMMON STOCK"). The Common Stock constitutes all of the shares of Corporation and all of such shares are owned beneficially and of record by the Shareholders and are referred to herein as the "SHARES". All of the Shares are validly issued, fully paid, nonassessable, and have been so issued in full compliance with all applicable federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Corporation to issue or to transfer from treasury any additional shares of its capital stock of any class.

                  SECTION 2.3 TITLE TO SHARES. Each Shareholder is the sole owner, beneficially and of record, of the number of Shares set forth opposite such Shareholder's name on EXHIBIT 2.3, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions except as set forth in Exhibit 2.3, all of which will be satisfied or discharged at or prior to Closing.

                  SECTION 2.4   SUBSIDIARIES.

                  A. Except for the Subsidiaries, Corporation does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Corporation has the right to acquire the minority interests in all of the Subsidiaries and will do so immediately prior to Closing and will merge the Subsidiaries into Corporation in accordance with applicable law.

                  B. The authorized capital stock of RACOM consists of three hundred thousand (300,000) shares of Common Stock having no par value per share of which two hundred thirty seven thousand five hundred (237,500) shares are issued and outstanding (the "RACOM COMMON STOCK"). The RACOM Common Stock constitutes all of the shares of RACOM and such shares are owned beneficially and of record by the shareholders listed on EXHIBIT 2.4(B) in the amounts set forth opposite such shareholder's name, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. All of the shares of capital stock of RACOM are validly issued, fully paid, nonassessable, and have been so issued in full compliance with all applicable federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating RACOM to issue or to transfer from treasury any additional shares of its capital stock of any class.

                  C. The authorized capital stock of Southwest consists of one million (1,000,000) shares of Common Stock having no par value, per share of which nine hundred eighty five thousand five hundred sixty (985,560) shares are issued and outstanding (the "SOUTHWEST COMMON STOCK"). The Southwest Common Stock constitutes all of the shares of Southwest and such shares are owned beneficially and of record by the shareholders listed on EXHIBIT 2.4(C) in the amounts set forth opposite such shareholder's name, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. All of the shares of capital stock of Southwest are validly issued, fully paid, nonassessable, and have been so issued in full compliance with all applicable federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Southwest to issue or to transfer from treasury any additional shares of its capital stock of any class.

                  D. The authorized capital stock of GSI consists of ten million (10,000,000) shares of Common Stock having no par value, per share of which eight hundred thousand (788,000) shares are issued and outstanding (the "GSI COMMON STOCK"). The GSI Common Stock constitutes all of the shares of GSI and such shares are owned beneficially and of record by the shareholders listed on EXHIBIT 2.4(D) in the amounts set forth opposite such shareholder's name, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. All of the shares of capital stock of GSI are validly issued, fully paid, nonassessable, and have been so issued in full compliance with all applicable federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating GSI to issue or to transfer from treasury any additional shares of its capital stock of any class.

                  E. The authorized capital stock of BMC consists of three thousand (3,000) shares of Common Stock in two classes ("A" and "B") having no par value, per share of which ___________ (____) shares are issued and outstanding (the "BMC COMMON STOCK"). The BMC Common Stock constitutes all of the shares of BMC and such shares are owned beneficially and of record by the shareholders listed on EXHIBIT 2.4(E) in the amounts set forth opposite such shareholder's name, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. All of the shares of capital stock of BMC are validly issued, fully paid, nonassessable, and have been so issued in full compliance with all applicable federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating BMC to issue or to transfer from treasury any additional shares of its capital stock of any class.

                  SECTION 2.5 AUTHORITIES AND CONSENTS. The execution, delivery and performance of this Agreement by Corporation, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Corporation. The Shareholders and Corporation represent and warrant that they have the right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement and that no consent or approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of Corporation, and no consent or approval of or notice to any other person or is required in connection with the execution and delivery by each of them of this Agreement or the consummation by them of the transactions contemplated hereby, other than consents that will be obtained prior to Closing or as set forth in EXHIBIT 2.5.

                  SECTION 2.6 NO BREACH OR VIOLATION. The execution, delivery and performance of this Agreement by Corporation, and the consummation of the transactions contemplated hereby, does not and will not result in or constitute any of the following: (i) a breach of any term or provision of this Agreement;
(ii) a default, breach or violation, or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Corporation or any of its Subsidiaries, or any lease, license, promissory note, security agreement, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries or any of their respective properties are bound; (iii) an event that would permit any party to terminate or rescind any agreement or to accelerate the maturity of any indebtedness or other obligation of Corporation or any of its Subsidiaries; or (iv) the creation or imposition of any lien, charge or encumbrance on any of the properties of Corporation or any of the Subsidiaries or the Shares.

                  SECTION 2.7 FINANCIAL STATEMENTS. There have heretofore been delivered to Buyer: (i) audited, consolidated financial statements, including balance sheets and statements of income of Corporation as of and for the years ended June 30, 1995, 1996 and 1997, all audited by Pichon & Associates, whose reports with respect to said statements are included therein and (ii) an unaudited financial statement, including a balance sheet and statement of income of Corporation and for the 7 month period ended January 31, 1998, prepared by Pichon & Associates and Corporation. Such statement has previously been referred to as the "January Balance Sheet".

                  All of the financial statements referred to above (the "FINANCIAL STATEMENTS") have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved for the type of report (audited or unaudited) involved. Except as set forth in EXHIBIT 2.7, the Financial Statements present fairly the financial positions of Corporation or any of the Subsidiaries to which they relate as at the respective dates thereof, and the related results of operations of Corporation or any of the Subsidiaries for the periods therein referred to.

                  SECTION 2.8 BOOKS AND RECORDS. The stock record books of Corporation and the Subsidiaries are complete and correct. The other books of account and other records (other than minute books) of Corporation and the Subsidiaries are complete and correct in all material respects and all such records have been maintained in accordance with sound business practices in Shareholders' reasonable judgment. Except for omissions which would not result in a material adverse effect on Corporation, the minute books of Corporation and the Subsidiaries contain materially accurate and complete records of all meetings held and corporate action taken by, the Shareholders, the Board of Directors, and committees of the Board of Directors of Corporation and the Subsidiaries, and no meeting of the shareholders, Board of Directors, or committee has been held with respect to material matters for which minutes have not been prepared and are not contained in such minute books.

                  SECTION 2.9   UNDISCLOSED LIABILITIES. Except as set forth in
EXHIBIT 2.9, neither Corporation nor any of the Subsidiaries has any material debts, liabilities or obligation of any kind, whether accrued, absolute, contingent or otherwise, which are required under GAAP to be, but are not, reflected or reserved against or disclosed in the January Balance Sheet, included in the Financial Statements, except for those that may have been incurred subsequent to that balance sheet. All debts, liabilities and obligations incurred after June 30, 1997, were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

                  SECTION 2.10 ABSENCE OF CERTAIN CHANGES. Except as set forth in EXHIBIT 2.10, since July 1, 1997, the business of Corporation and the Subsidiaries have been operated only in the ordinary course and, without limiting the generality of the foregoing, Corporation and the Subsidiaries have not:

                           A. Declared, set aside or paid any dividend or other distribution in respect of its capital stock or otherwise (including bonus distributions to Shareholders) or redeemed, purchased or otherwise acquired, directly or indirectly, any of their capital stock;

                           B. Sustained any material damage, destruction or loss, by reason of fire, explosion, earthquake, casualty, labor trouble, requisition or taking of property by any government or agency thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of contracts, governmental restriction or regulation, other calamity or other similar or dissimilar event (whether or not covered by insurance), materially and adversely affecting its condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations or prospects;

                           C. Had any material adverse change in any of their condition (financial or otherwise), earnings, business, assets, properties, liabilities, operations or prospects;

                           D. Issued, authorized for issuance, or sold any equity security, bond, note or other security, or granted, or entered into, any commitment or obligation to issue or sell any such equity security, bond, note or other security, whether pursuant to offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights or otherwise;

                           E. Incurred additional debt for borrowed money, or incurred any obligation or liability (fixed, contingent or otherwise) except in the ordinary and usual course of their business;

                           F. Paid any obligation or liability (fixed, contingent or otherwise), or discharged or satisfied any lien or encumbrance, or settled any liability, claim, dispute, proceeding, suit or appeal, pending or threatened against any of them or any of their assets or properties, except in each case in the ordinary and usual course of its business;

                           G. Mortgaged, pledged, otherwise encumbered or subjected to lien any of their assets or properties, tangible or intangible, except for liens for current taxes which are not yet due and payable and purchase-money liens arising out of the purchase or sale of products or services made in the ordinary and usual course of its business;

                           H. Sold, transferred, leased, licensed or otherwise disposed of any asset or property, tangible or intangible, except in the ordinary and usual course of their business, or discontinued any product line or the manufacture, sale or other disposition of any of their products or services;

                           I. Purchased or otherwise acquired any debt or equity securities of any corporation, partnership, joint venture, firm or other entity;

                           J.   Made any expenditure for the purchase,
         acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of its business;

                           K. Entered into any transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business and not involving an amount in any case in excess of $25,000.00;

                           L. Waived any right or claim or canceled any debts or claims or voluntarily suffered any extraordinary losses except other than in the ordinary course of business;

                           M. Sold, assigned, transferred or conveyed any property rights, except in the ordinary and usual course of business;

                           N. Effected any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance deferred compensation or any other employee benefit plan or arrangement;

                           O. Paid to or for the benefit of any of its directors, officers, employees or Shareholders any compensation of any kind other than base wages, salaries, bonuses and benefits in effect prior to June 30, 1997;

                           P.   Effected any change in its directors or
         executive management;

                           Q. Effected any amendment or modification in their Articles of Incorporation or Bylaws;

                           R.   Had any labor trouble that has or might
         materially and adversely affect their condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations or prospects;

                           S. Changed their accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates);

                           T.   Revalued any of their assets;

                           U. Increased the salary or other compensation payable or to become payable to any of their officers, directors or employees, or declared, paid or committed to pay a bonus or other additional salary or compensation to any such person, other than consistent with past practice or reflected in the Financial Statements;

                           V. Made any loan to any person or entity, or guaranteed any loan other than in the ordinary course of business;

                           W. To the best of Shareholders and Corporation's knowledge, had any other event or condition of any character that has or might reasonably have a material and adverse effect on their condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations or prospects; or

                           X. Agreed, committed or entered into any other understanding to do any of the things described in the preceding Subsections A through W.

                  SECTION 2.11 TAXES. Except as set forth in EXHIBIT 2.11 within the times and in the manner prescribed by law, Corporation and the Subsidiaries have filed all tax returns required to be filed and has properly accrued for, paid or made adequate provision for payment of all taxes upon it, its properties, income or franchises, due and payable on or before the date hereof. Except as set forth in Exhibit 2.11, there are no claims pending against either Corporation or the Subsidiaries for past-due taxes, nor have any of Corporation and the Subsidiaries been notified of any claims. There are no present disputes or discussions with federal, state, local, foreign, commonwealth or other authorities with respect to any taxes of any nature payable by Corporation or any of the Subsidiaries. Except as set forth in
Exhibit 2.11, there are no outstanding waivers or agreements by Corporation or any of the Subsidiaries for the extension of the time for the assessment of any tax. The tax returns of Corporation and the Subsidiaries, if audited, have been finally determined by the Internal Revenue Service or other taxing authority, or otherwise closed, and any penalties, deficiencies, assessments, additions to tax and interest proposed as a result of such audits have been paid or settled. The charges, accruals and reserves for taxes reflected in the Financial Statements are adequate for any and all taxes for the periods covered by such Financial Statements and for all prior periods, whether or not disputed. As used in this
Section 2.11, the terms "tax" and "taxes" refer to any tax, franchise fee or qualification fee, assessment, additions to tax fee, penalty, interest or other governmental charge imposed by any federal, state, county, local, foreign, commonwealth or other governmental entity. Neither Corporation nor any of the Subsidiaries have filed, nor will any of them file, any consent under Section 341(f) of the Internal Revenue Code of 1986, as amended, on or before the Closing Date. Shareholders will have prepared and Shareholders will be responsible for the applicable taxes, not previously paid, and the cost of preparation and filing of all requisite federal, state and local tax returns of Corporation and the Shareholders for the period ending on the Closing Date. Such tax returns shall be given to Buyer ten (10) days prior to filing and Buyer and/or a designated representative will have the right to approve same prior to filing, which approval shall not be unreasonably withheld or delayed.

                  SECTION 2.12 RECEIVABLES. Except as set forth in EXHIBIT 2.12, all receivables of Corporation and the Subsidiaries shown on the balance sheets included in the Financial Statements are carried at values determined in accordance with generally accepted accounting principles consistently applied, reflect all pertinent facts known to Corporation and the Subsidiaries as of the date hereof, and represent valid and binding obligations of the debtors requiring no further performance by Corporation and the Subsidiaries and are collectible in full without any set-off whatsoever within 180 days of the date on which such receivable was created. Except as set forth in Exhibit 2.12, reserves for doubtful accounts have been established on the books of Corporation in accordance with generally accepted accounting principles consistently applied and are reflected on the statement of assets and liabilities included in the Financial Statements.

                  SECTION 2.13 INVESTMENTS AND INVESTMENT SECURITIES. Neither Corporation nor any of the Subsidiaries have any interest, of record or beneficial, direct or indirect, in any governmental bonds or notes, other investment securities and assets held for investment except as set forth in
EXHIBIT 2.13.

                  SECTION 2.14  REAL PROPERTY.

                           A. EXHIBIT 2.14 sets forth a complete and accurate address of each parcel of real property, together with all buildings, fixtures and other improvements located thereon (collectively, the "REAL PROPERTY") which is either owned by or leased to Corporation or any of the Subsidiaries.

                           B.   To the best of the Shareholders' and
         Corporation's knowledge, the Real Property and the current and currently planned use thereof is and will be in compliance with all applicable use restrictions and/or lease covenants.

                           C. No notice of violation of any applicable federal, state or local statute, law, ordinance, rule, regulation, order or requirement, or of any covenant, condition, restriction or easement affecting the Real Property or with respect to the use or occupancy of the Real Property, has been given to Corporation or any of the Subsidiaries by any governmental authority having jurisdiction over the Real Property or by any other person entitled to enforce the same.

                           D.   To the best of the Shareholders' and
         Corporation's knowledge, there is not: (i) any intended public improvement which may involve any charge being levied or assessed or which may result in the creation of any lien upon the Real Property;
         (ii) any intended or proposed federal, state or local statute, ordinance, order, requirement, law or regulation (including, but not limited to, zoning changes) which may adversely affect the current or planned use of the Real Property; or (iii) any suit, action, claim or legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened or contemplated against or affecting the Real Property.

                           E. Neither Corporation nor any of the Subsidiaries have subjected, and will not subject or suffer to be subjected hereafter the Real Property or any portion thereof to any lease (except a lease by Corporation or any of the Subsidiaries), sublease, tenancy, concession, license, occupancy agreement or similar right, mortgage, deed of trust, lien, encumbrance, claim, charge, equity, covenant, condition, restriction, easement, right of way or other matter affecting the Real Property or any portion thereof except as set forth in Exhibit 2.14.

                           F. There are no unpaid taxes, assessments (special, general or otherwise) or bonds of any nature affecting the Real Property or any portion thereof due and payable by Corporation or any of the Subsidiaries.

                  SECTION 2.15 LEASES. EXHIBIT 2.15 lists all leases, rental agreements, conditional sales contracts and other similar agreements (collectively, "LEASES"), as amended, which cannot be terminated by Corporation or any of the Subsidiaries without liability at any time upon less than thirty
(30) days' notice or which involve payment by it in the future of more than $25,000.00, under which Corporation or any of the Subsidiaries holds or uses any real or personal property or leases any of the same to others.

Corporation and all of the Subsidiaries have complied with the material provisions of all Leases, and all such Leases are valid, in good standing and enforceable by Corporation and the Subsidiaries in accordance with their terms, except as limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally and by limitations on enforceability applicable to contracts generally. Notwithstanding anything contained in the Leases, Corporation and the Subsidiaries have such title to or interests thereunder as are necessary to continue to conduct its business as presently conducted or as presently proposed to be conducted, and, to the best of their knowledge, there is no title defect to which any of the Leases is subject which might be expected at any time to have a material adverse effect on Corporation and the Subsidiaries or their condition (financial or other), earnings, assets, liabilities, business, operations or prospects. Exhibit 2.15 sets out any and all advances, deposits and prepayments made by Corporation and the Subsidiaries under the Leases.

                  SECTION 2.16  ENVIRONMENTAL MATTERS.

                           A.   None of the operations or property of
         Corporation or the Subsidiaries is or has been subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any requirements of law derived from or relating to all federal, state and local laws relating to or addressing the environment, health or safety (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., Occupational Safety and Health Act, 29 U.S.C. ss.ss. 651 et seq., Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq., Federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251 et seq., and any similar federal or state acts or statutes now in effect), which requirements are sometimes herein collectively referred to as the "Environmental Laws".

                           B. Neither Corporation nor any of the Subsidiaries have any knowledge of a "Release" nor has it filed any notice under any applicable Environmental Laws reporting such "Release" (defined as any spill, emission, leaking, deposit, discharge, dispersal or other release) into the indoor or outdoor environment or into or out of any of the Real Property (including movement in or through the air, soil, surface water, groundwater or property) of a "Contaminant" (defined as any hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any constituent of any of the foregoing, including such items as are defined under any federal, state or local law or regulation), or indicating past or present treatment, storage (other than for less than ninety (90) days) or disposal of a "hazardous waste" (as that term is defined under 40 Code of Federal Regulations ("CFR") Part 261 or any state equivalent) or reporting a material violation of any applicable Environmental Laws.

                           C. Neither Corporation nor any of the Subsidiaries have received any written notice, claim or report from any governmental authority or third party to the effect that Corporation is or may be liable to any other person or entity as a result of the Release or threatened Release of a Contaminant into the environment.

                  SECTION 2.17 PROPRIETARY RIGHTS. EXHIBIT 2.17 contains a list and brief description of all trade names, trademarks, trademark registrations and applications for registration, service marks, patent rights, patent applications, copyrights and applications therefor (herein collectively referred to as "PROPRIETARY RIGHTS") owned by Corporation and all of the Subsidiaries, useful or necessary to the conduct of their business, or in which any Corporation or the Subsidiaries have any rights, licenses or immunities and of all patent licensing and similar arrangements to which Corporation or any of the Subsidiaries is a party. To the best of Shareholders' and Corporation's knowledge, all Proprietary Rights are owned by Corporation and the Subsidiaries, and are, valid and in full force and effect.

                  SECTION 2.18 NON-INFRINGEMENT; AGREEMENTS. Except as set forth in EXHIBIT 2.18, no Proprietary Right is the subject of litigation or other adversary proceedings. Neither Corporation nor any of the Subsidiaries have been informed that any present or presently proposed operation or activity of Corporation or any of the Subsidiaries infringes the rights of any other person or entity, and no person or entity is infringing the Proprietary Rights of Corporation or any of the Subsidiaries. Corporation and the Subsidiaries have the right and authority, including without limitation, adequate licenses, to use such Proprietary Rights as are necessary to enable Corporation and the Subsidiaries to conduct and continue to conduct all phases of its business in the manner presently conducted by them. Neither Corporation nor any of the Subsidiaries are a party to or bound by any license or agreement requiring the payment by any of them of any royalty, override or similar payment in connection with any activity conducted or to be conducted by any of them. Except as provided for by the terms of contracts with governmental authorities, neither Corporation nor any of the Subsidiaries are a party to any agreement: (i) prohibiting or restricting their use or sale of any special device, item, customer list, secret process or the like; or (ii) limiting its business to any territory, pricing policy or customers; or (iii) requiring exclusive dealing or otherwise in restraint of its business.

                  SECTION 2.19 INSURANCE. All policies of liability, theft, life, fire, title and other forms of insurance and surety bonds (including, without limitation, any standby letters of credit), insuring Corporation and its Subsidiaries, their directors, officers, employees, properties, assets and business are listed and briefly described on EXHIBIT 2.19. To the best of Shareholders' and Corporation's knowledge, all of said policies are valid and in good standing. Neither Corporation nor any of the Subsidiaries have experienced losses or made claims under any of such policies which are extraordinary for a company of its size except as are set forth on Exhibit 2.19.

                  SECTION 2.20 INTERESTED TRANSACTIONS. Neither Corporation nor any of the Subsidiaries have a contract or agreement (oral or written) with, any outstanding loans to or from, or any outstanding liabilities (except for no more than one (1) months' salary at no more than the current annual rate) to any officer, director, employee or stockholder of Corporation or any of the Subsidiaries or any relative of any such person or any corporation or other entity in which any of such persons has a material financial interest, direct or indirect, or of which any such person is an officer, director or partner, except as set forth in EXHIBIT 2.20.

                  SECTION 2.21 CUSTOMERS AND SALES. A correct and current list of all customers of Corporation and its Subsidiaries whose annual purchases exceed $100,000.00, is set forth on EXHIBIT 2.21. There are no facts or circumstances known to Shareholders or Corporation or any of them indicating that any customer who has ordered products or services from Corporation or any of the Subsidiaries which have not yet been delivered intends to cancel such order. Neither Shareholders nor Corporation has knowledge that any of the listed customers of Corporation or any of the Subsidiaries intend to cease doing business with Corporation or any of the Subsidiaries, or materially alter the amount of the business that they are presently doing with Corporation or any of the Subsidiaries.

                  SECTION 2.22 EXISTING EMPLOYMENT CONTRACTS AND/OR REMUNERATION AGREEMENTS. EXHIBIT 2.22 sets forth a complete and accurate list of all employment contracts or other agreements or arrangements providing for employee remuneration or benefits to which Corporation or any of the Subsidiaries is a party or by which Corporation or any of the Subsidiaries is bound, copies of the originals of which have been provided to Buyer. All such contracts and arrangements are in full force and effect, and neither Corporation nor any of the Subsidiaries nor any other party is in default under any such contract or arrangement, nor are there any amendments, modifications, changes or releases thereto, written or oral. There have been no claims of defaults and there are no facts or conditions which if continued, or upon notice, will result in a default under such contracts or arrangements. There is no pending or, to the best of their knowledge, threatened labor dispute, strike or work stoppage affecting the business of Corporation or any of the Subsidiaries.

                  SECTION 2.23 EMPLOYEE BENEFITS PLANS. EXHIBIT 2.23 sets forth a complete and accurate list of all collective bargaining agreements and all pension, bonus, profit-sharing, stock option or other plan or arrangement providing for employee benefits (including any plan within the meaning of Section 3(3) of the Employment Retirement Income Security Act, "ERISA"), to which Corporation or any of the Subsidiaries is a party or by which Corporation or any of the Subsidiaries is bound, copies of the originals of which are attached hereto as Exhibit 2.23. There are no unfunded liabilities or other obligations of Corporation or any of the Subsidiaries with respect to any such collective bargaining agreements, or pensions, bonus, profit-sharing, stock option or other plans or arrangements providing for employee benefits except as set forth on Exhibit 2.23 hereto. To the best of Shareholders and Corporation's knowledge, all of such pension, bonus, profit sharing, stock option or other plans or arrangements including, but not limited to, the Southern Microfilm Corporation Stock Bonus Trust (the "ESOP") are in compliance with ERISA and any and all other laws applicable to their formation and ongoing operation.

                  SECTION 2.24 WORKERS COMPENSATION; EMPLOYMENT DISCRIMINATION; LABOR RELATIONS. Corporation and the Subsidiaries have complied in all material respects with all applicable federal, state and local laws, rules, regulations and executive orders relating to employment, all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees and the payment of premiums and benefits under applicable worker compensation laws. There are no employment discrimination proceedings by any employee or former employees against Corporation or any of the Subsidiaries currently threatened or pending before any state or federal court or state or federal administrative agency, tribunal, commission or board and, to the best of Shareholders' and Corporation's knowledge, no facts or circumstances exist which may result in the filing or commencement of any such proceeding. All currently pending or outstanding worker's compensation claims are listed on EXHIBIT 2.24 attached hereto and all such claims are fully insured against. To the best of Shareholders' and Corporation's knowledge, there is no effort being made to organize the employees of Corporation or any of the Subsidiaries into any collective bargaining unit or to solicit them to join any labor organization and the Shareholders and Corporation have no knowledge of any intention on the part of any labor organization to organize such employees or to solicit them to join any labor organization. Neither Corporation nor any of the Subsidiaries are bound by any prior court, administrative agency, tribunal, commission or board, decree, judgment, decision, arbitration agreement or settlement relating to collective bargaining agreements, conditions of employment or, to the best of Shareholders' and Corporation's knowledge, attempts to organize a collective bargaining unit which may adversely affect the business and affairs of Corporation or the transactions contemplated hereby. Except as set forth on
Exhibit 2.24, there is no unfair labor practice complaint against Corporation pending before the National Labor Relations Board.

                  SECTION 2.25 OTHER CONTRACTS. EXHIBIT 2.25 lists and briefly describes all contracts, agreements, commitments, guarantees, letters of intent, understandings or other arrangements of a contractual nature, written or oral (including, but not limited to, franchise, patent, trademark and royalty agreements), other than outstanding purchase orders made in the ordinary course of business and other than as listed in any other schedule hereto, to which Corporation or any of the Subsidiaries is a party and which: (i) involve payment by Corporation or any of the Subsidiaries of more than $25,000.00; or (ii) materially affect the condition (financial or other), earnings, assets, liabilities, business, operations or prospects of Corporation or any of the Subsidiaries. Corporation and the Subsidiaries have, to the best of Shareholders' and Corporation's knowledge, complied in all material respects with the provisions of all contracts under which it is bound, and has not been in material default or claimed default under any thereof.

                  SECTION 2.26 OFFICERS AND DIRECTORS, ETC. EXHIBIT 2.26 is a true and complete list of:

                           A. The names of all present officers and directors of Corporation and the Subsidiaries, their current annual salaries or other compensation (such as, but not limited to, consultants' fees) and including all bonuses, whether deferred, accrued or otherwise, which were paid or accrued during 1996 and 1997, and all employment and consultant agreements (copies of which are hereby provided);

                           B. The names, titles and annual compensation of all salaried employees of Corporation and the Subsidiaries whose compensation (in whatever form) from Corporation or the Subsidiaries as of the date hereof which will equal or exceed or which will be likely to exceed an annual rate of $50,000.00, in 1997 or equaled such amount in the year ended December 31, 1996;

                           C. The name of each bank or other financial institution in which Corporation and the Subsidiaries has an account, deposit or safe deposit box, and the names of all persons authorized to draw thereon or who have access thereto;

                           D. The names of all persons holding tax or other powers of attorney from Corporation and the Subsidiaries and a summary of the terms of each; and

                           E. The names of all persons authorized (by the Bylaws or by resolution of the Board of Directors or otherwise) to write checks or borrow funds on behalf of Corporation and the Subsidiaries.

                  SECTION 2.27  LITIGATION AND CLAIMS. Except as set forth on
EXHIBIT 2.27, there is: (i) no action, suit, proceeding, claim or investigation pending or, to the best of Shareholder's and Corporation's knowledge, threatened, in any court or before any arbitrator or before or by any federal, state or other governmental department, commission, bureau, agency or instrumentality, domestic or foreign; and (ii) no other unresolved claim made against Corporation or any of the Subsidiaries or affecting any of them or their properties or business, or the transactions contemplated by this Agreement. All correspondence, memoranda and other written notifications (collectively, "COMPLAINTS") which they have received within the twelve (12) months preceding the date hereof concerning, or relating to, complaints or expressions of dissatisfaction with the products, services or personnel of Corporation or any of the Subsidiaries, which Complaints, either individually, or in the aggregate, could result in a material adverse change to the condition (financial or other), earnings, business, assets, operations or prospects of Corporation or any of the Subsidiaries are listed on Exhibit 2.27 and Buyer has been provided with accurate and complete copies of same. The matters set forth in Exhibit 2.27, if decided adversely to Corporation and the Subsidiaries will not result in a material adverse change in the earnings, business, assets or condition (financial or other), operations or prospects of Corporation and the Subsidiaries. Except as set forth on Exhibit 2.27, Corporation and the Subsidiaries are not presently engaged in any legal action to recover monies due to them or damages sustained by them.

                  SECTION 2.28 GENERAL LIABILITY. Other than matters disclosed to or known by Buyer, neither Shareholders nor Corporation have knowledge of any statement of facts or the occurrence of any event forming the basis for any present tort claim against Corporation or any of the Subsidiaries and not covered by insurance.

                  SECTION 2.29 OTHER TANGIBLE PERSONAL PROPERTY. EXHIBIT 2.29 contains a complete and accurate list and brief description of all machinery, tools, dies, appliances, vehicles, furniture, equipment (including essential replacement parts) and other tangible personal property of any kind and description, other than inventories, owned or leased by Corporation and the Subsidiaries (the "TANGIBLE PERSONAL PROPERTY") and with an original purchase price in excess of $25,000.00. The Tangible Personal

Property constitutes all tangible personal property necessary for the conduct by Corporation and the Subsidiaries of their business as now conducted. All motor vehicles listed on Exhibit 2.29 have passed emission standards examinations required by applicable law. Except as stated in Exhibit 2.29, no Tangible Personal Property used by Corporation or any of the Subsidiaries in connection with its business is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement, or is located other than in the possession of Corporation or any of the Subsidiaries.

                  SECTION 2.30 TITLE TO ASSETS. Except for property leased by Corporation and the Subsidiaries, Corporation and the Subsidiaries have good and marketable title to all of their assets and interests in assets, whether real, personal, mixed, tangible and intangible, which constitute all the assets and interests in assets that are used in its business. All such assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions, except for: (i) those disclosed in the January Balance Sheet, included in the Financial Statements; (ii) the lien of current taxes not yet due and payable; and (iii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets, nor materially impair business operations. All real property and material tangible personal property of Corporation and the Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted. Corporation and the Subsidiaries are in possession of all premises leased to them from others. Except as provided in Exhibit 2.20, no officer, nor any director or employee of Corporation nor any of the Subsidiaries, nor any spouse, child or relative of any of these persons, owns or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to or any copyrights, patents, trademarks, trade names or trade secrets licensed by Corporation or any of the Subsidiaries.

                  SECTION 2.31 NAMES. EXHIBIT 2.31 sets forth every name under which Corporation and the Subsidiaries have conducted business during the term of their existence. To the extent that Corporation or the Subsidiaries have conducted business under assumed names, Exhibit 2.31 also sets forth the name of every state or local jurisdiction in which Corporation and the Subsidiaries have filed or applied for authority to conduct business under an assumed name together with the assumed name so registered. Shareholders and Corporation hereby represent that all assets and rights relating to the business are held by, and all agreements, obligations, expenses, liabilities of and transactions relating to the business have been entered into, incurred or conducted by Corporation.

                  SECTION 2.32 BEST KNOWLEDGE. The term "to the best of Shareholders' or Corporation's knowledge," or equivalent terms, as used to qualify any of the foregoing representations and warranties, means actual knowledge of a Shareholder.

                  SECTION 2.33 ACCURACY AND COMPLETENESS OF REPRESENTATIONS AND WARRANTIES. To the best of Shareholders' knowledge, no representation or warranty made by Shareholders or Corporation in this Agreement and no statement contained in any document or instrument delivered or to be delivered to Buyer pursuant hereto or in connection with the transactions contemplated hereby contain or will contain any untrue statement of a known material fact, or omits or will omit to state a known material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 2.34 INVESTMENT REPRESENTATIONS. In connection with the acquisition of the Lason Shares by the Shareholders:

                           A. Shareholders were given the prospectus of Buyer, dated August 22, 1997, the quarterly report on Form 10-Q of Buyer for the quarter ending September 30, 1997, filed with the Securities and Exchange Commission (the "SEC"), and the opportunity to ask questions and receive answers concerning Buyer and the terms and conditions of the offer and sale and to obtain any additional information possessed by Buyer or which Buyer could acquire without unreasonable effort or expense necessary to verify the accuracy of the information provided to Shareholder about Buyer;

                           B. Shareholders are acquiring the Lason Shares solely for their own account for investment and not with the view to sale or distribution of the Lason Shares acquired hereunder or any portion thereof and not with any present intention of selling, offering to sell, or otherwise disposing of or distributing the Lason Shares acquired hereunder or any portion thereof;

                           C. Shareholders have received all information they deemed necessary and appropriate to enable them to evaluate the financial risk inherent in making an investment in the Lason Shares;

                           D. Shareholders are an accredited investor as such term is defined in Regulation D, Rule 501 under the Securities Act of 1933, as amended (the "ACT") or is sophisticated in financial matters and able to evaluate the risks and benefits of an investment in Buyer;

                           E. Shareholders are aware that the Lason Shares which will be delivered to them have not been registered under the Act, and, therefore, cannot be resold unless such stock is registered under the Act or unless an exemption from registration under the Act is available (such as that provided by Rule 144 under the Act) and that each certificate of the Lason Shares will contain a legend noting the restrictions on resale under the Act and under the Lock-Up Agreements; and

                           F. Shareholders will not sell, assign or transfer any of the shares of the Lason Shares received pursuant to this Agreement except following expiration of the restrictions imposed by the Lock-Up Agreement and except (i) pursuant to an effective registration statement under the Act; or (ii) in a transaction which is not required to be registered under the Act.

                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Shareholders and Corporation as follows:

                  SECTION 3.1 ORGANIZATION. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and is duly authorized to carry on its businesses where and as now conducted and to own, lease and operate properties as it now does.

                  SECTION 3.2 AUTHORIZATION. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of Buyer and Buyer represents and warrants that it has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and that no consent or approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of Buyer, and no consent or approval of or notice to any other person or entity is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

                  SECTION 3.3 NO BREACH. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby, do not and will not result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default, breach or violation, or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Buyer; (iii) a default, breach or violation, or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of, or any lease, license, promissory note, security agreement, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Buyer is a party or by which it or its property is bound; (iv) an event that would permit any party to terminate or rescind any agreement to accelerate the maturity of any indebtedness or other obligations of Buyer; or (v) the creation or imposition of any lien, charge or encumbrance on any of the properties of Buyer.

                  SECTION 3.4 VALIDLY ISSUED. The total authorized number of shares of capital stock which Buyer has authority to issue is 20,000,000 shares of Common Stock, par value of $0.01 per share, of which as of December 31, 1997, 637,640 shares are issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which as of December 31, 1997, no shares are issued and outstanding. Additionally, as of December 31, 1997, certain persons hold options to acquire approximately 868,828 shares of Buyer's Common Stock. When issued in accordance with the terms of this Agreement, the Lason Shares being issued to Shareholders will be validly issued, fully paid and non-assessable. Except with respect to the foregoing and future acquisitions by Buyer, at December 31, 1997, there are no other outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Buyer to issue any additional shares of its capital stock of any class. Notwithstanding the above, Buyer intends to issue additional securities in connection with, among others, future acquisitions and employee compensation.

                  SECTION 3.5 TRADING ON THE NASDAQ NATIONAL MARKET. The shares of Buyer's Common Stock are currently registered for trading on the NASDAQ National Market under the symbol "LASON". As soon as practicable, and in any event within 60 days following the Closing Date, Buyer will prepare and file the applicable listing application with respect to the Lason Shares with the NASDAQ National Market and will use commercially reasonable efforts to cause such Lason Shares to be so listed as promptly as practicable following such filing.

                  SECTION 3.6 BUYER'S SECURITIES FILINGS. Buyer's Prospectus dated August 22, 1997 and all reports to be filed with the SEC since the date thereof do not contain any untrue statements of material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There have been not material adverse changes in the condition (financial or otherwise), earnings, business, assets, liabilities, properties, or operations or prospects of Buyer since August 22, 1997.

                                    ARTICLE 4

                        FURTHER AGREEMENTS OF THE PARTIES

                  SECTION 4.1 ACCESS TO INFORMATION. Buyer and its representatives may make such investigation of the properties, assets and business of Corporation and the Subsidiaries as Buyer may reasonably request, and Corporation shall give to Buyer and to its counsel, accountants and other representatives, full access during normal business hours to all of the properties, books, contracts, commitments, records and files of Corporation and the Subsidiaries, and shall furnish to Buyer all such documents and copies of documents (certified as true and complete if requested) and such information concerning the business and affairs of Corporation as and the Subsidiaries Buyer may reasonably request. Such investigation shall not be deemed in any way to diminish the liability of Shareholders or Corporation in respect of the representations, warranties, schedules, certificates or agreements given hereunder.

                  SECTION 4.2 CONDUCT OF BUSINESS BY CORPORATION. From the date of this Agreement until the Closing Date, except as Buyer may previously consent in writing, Corporation and the Subsidiaries shall:

                           A. Carry on their business and activities in the ordinary course as previously carried on, and shall not make or institute any methods of management, accounting or operation that will vary materially from those methods used by Corporation and the Subsidiaries as of the date of this Agreement. Without limitation of the generality of the foregoing, Corporation and the Subsidiaries shall not enter into any agreement or arrangement involving sale or lease of a material portion of its assets or the granting of any preferential right to purchase such assets, properties or rights, except in connection with the sale or lease of inventory to customers in the ordinary course of business;

                           B. Maintain in full force and effect the insurance policies listed in Exhibit 2.19 to this Agreement;

                           C.   Make no change in their Articles of
         Incorporation or Bylaws except as may be contemplated herein;

                           D. Make no change in their authorized or issued capital stock and issue or grant no options, warrants or rights to purchase shares of or convert other securities into their capital stock;

                           E. Declare or pay no dividend or other distribution in respect of any shares of their capital;

                           F. Purchase, redeem or otherwise acquire, directly or indirectly, no shares of their capital stock;

                           G. Except as contemplated herein, use their best efforts to preserve their business organization intact, to keep available the services of its present officers and employees, except in the case of unsatisfactory performance, and to preserve the good will of all those having business relations with it (including, but not limited to, its customers);

                           H. Enter into no contract or commitment, except contracts or commitments entered into in the ordinary course of business, none of which (other than inventory purchases customary in nature and amount) shall involve payment by Corporation or any of the Subsidiaries of more than $25,000.00;

                           I. Terminate none of the contracts or agreements listed in Exhibit 2.25 or modify any of said contracts or agreements except in accordance with their terms;

                           J. Except pursuant to existing arrangements disclosed in Exhibit 2.26: (i) grant no increase in salaries or compensation payable or to become payable by it, to any officer, employee, sales agent or representative, other than increases in customary amounts pursuant to normally scheduled salary reviews; or
         (ii) increase no benefits payable under any employee plan or otherwise to any officer, employee, sales agent or representative;

                           K.   Duly comply with all laws, regulations,
         ordinances, orders, injunctions and decrees applicable to it and to the conduct of their business;

                           L. Encumber or mortgage none of their property or incur no liability for borrowed money, other than in the ordinary course of business, make no loans or advances to or assume, guarantee, endorse or otherwise become liable with respect to, the obligations of any other person, firm or corporation except in the ordinary course of business;

                           M. Acquire or agree to acquire none of the assets or capital stock of any other person, firm or corporation, except for purchases from suppliers in the ordinary course of business;

                           N. Make or agree to make no capital expenditures in excess of $50,000.00 for any single item, or $100,000,00 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $25,000.00;

                           O.   Maintain and keep their properties and
         facilities in as good condition and working order as at present, except for depreciation through ordinary wear and tear;

                           P. Perform all of its obligations under contracts relating to or affecting its assets, properties and rights, except for non-material failures;

                           Q. Not do, or agree to do, except in the ordinary course of business, any of the following acts: (i) pay any obligation or liability, fixed or contingent, other than current liabilities; (ii) waive or compromise any right or claim; or (iii) cancel, without full payment, any note, loan or other obligation owing to Corporation or any of the Subsidiaries;

                           R. Enter into no negotiations or agreements with any governmental authority (other than negotiations or agreements for the purchase of goods or services from Corporation) which would affect the future operation of their business;

                           S. Write off none of the receivables on their books other than consistent with past practice; and

                           T. Enter into a lease for real property with the Shareholders or any persons or entities affiliated with them.

                  SECTION 4.3 CONSENTS. Shareholders and Corporation shall obtain the consent of all persons whose consent is required to the consummation of the transactions contemplated hereby, in form and substance satisfactory to Buyer, as detailed in Article 6 hereof.

                  SECTION 4.4 COMMUNICATIONS. Buyer, Shareholders and Corporation agree to consult with each other and obtain the approval of each other (which approval shall not be unreasonably withheld or delayed), on reasonable notice, as to the content of any press releases or any written statements for general circulation regarding the subject matter of this Agreement.

                  SECTION 4.5 UPDATING OF SCHEDULES. From the date hereof until the Closing Date, Corporation shall keep up to date all of the schedules, exhibits and certificates furnished (or to be furnished) under this Agreement, and shall promptly notify Buyer of any changes, additions or events which may, after the lapse of time, cause any change or addition thereto.

                  SECTION 4.6 RULE 144 REPORTS/POSSIBLE REGISTRATION OF LASON, INC. COMMON STOCK. Buyer agrees to timely file any and all reports required of it under the Rules of the SEC to enable Shareholders to sell the Lason Shares which they acquire pursuant to the terms and conditions hereof upon the expiration of the Lock-Up Agreement(s) contemplated hereunder.

                  In the event that after the expiration of the Lock Up Agreement Shareholders receive an opinion of counsel acceptable to Buyer that Shareholders cannot dispose of their Lason Shares without registration under state and federal securities law on a schedule at least as fast as that in effect today and subject only to the proviso set forth in the last sentence of this Section 4.6, Buyer will at its own cost and expense: (i) prepare and file with the SEC a registration statement on Form S-3, or other applicable form (the "REGISTRATION STATEMENT") under the Act covering the maximum number of shares of Buyer that may be issued to Shareholders pursuant to the terms and conditions hereof and naming Shareholders as "Selling Shareholders" in the Registration Statement and make all applicable state filings; (ii) have the Registration Statement declared effective by the SEC; (iii) maintain the Registration Statement in effect until the earlier of: (x) the sale of all of the Lason Shares issued to Shareholders pursuant to the terms and conditions hereof; or
(y) the date Shareholders may sell such shares without restriction pursuant to Rule 144(k) under the Act hereunder. Shareholders agree to cooperate and provide Buyer with all information and consents necessary to permit inclusion of Shareholders as "Selling Shareholders" in the Registration Statement. Buyer shall not be obligated to file such Registration Statement unless it receives, in writing, all customary indemnifications from Shareholders. In the event that a registration statement on Form S-3 cannot be filed due to a change in government regulations, Buyer will use its best efforts to accomplish registration through an alternative means.

                                    ARTICLE 5

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                          SHAREHOLDERS AND CORPORATION

                  The obligation of Shareholders and Corporation to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as Shareholders or Corporation may waive in writing in accordance with Section 11.5 below:

                  SECTION 5.1 PERFORMANCE. Buyer shall have performed and complied with all agreements and covenants required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.

                  SECTION 5.2 REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants of Buyer set forth in Article 3 hereof, shall be true and correct in all material aspects on the date hereof, and on the Closing Date, as if made again at and as of such time, subject to any transactions which are contemplated or permitted by this Agreement.

                  SECTION 5.3 CERTIFICATE OF OFFICER. Shareholders and Corporation shall have been furnished with a certificate executed by an officer of Buyer in form and substance satisfactory to Shareholders and Corporation, certifying the fulfillment of the condition set forth in Section 5.2 above.

                  SECTION 5.4 LEGAL OPINION. Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C., counsel for Buyer, shall have delivered to Shareholders its opinions to the effect set forth in EXHIBIT 5.4.

                  SECTION 5.5 EMPLOYMENT AGREEMENTS. R. Rathe, S. Rathe, B. Rathe and Burton B. Marmonde, Jr. ("Marmonde") shall have entered into the Employment Agreements contemplated in Section 6.11 hereof.

                  SECTION 5.6 ESCROW AGREEMENT. Shareholders, Corporation and Buyer shall have executed and delivered the Escrow Agreement contemplated in
Section 1.2 hereof.

                  SECTION 5.7 HSR ACT. All of the legal requirements required under the HSR Act shall have been fulfilled and neither the Federal Trade Commission nor the Department of Justice shall have instituted an action to restrain or enjoin the consummation of the transaction.

                  SECTION 5.8 UNTRUE STATEMENTS. This Agreement, shall not contain any untrue statement of a known material fact or omit to state a known material fact required to be stated therein as necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 5.9 MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the condition (financial or otherwise) earnings, business, assets, liabilities, properties, operations or prospects of Corporation of the Subsidiaries and there shall not have been any occurrences, circumstances or combination thereof (whether arising heretofore or hereafter) including litigation, pending or threatened, which would likely result in any such material adverse change before or after the Closing Date.

                  SECTION 5.10 LITIGATION. Immediately prior to the Closing Date, there shall be no litigation or proceeding: (i) pending or threatened against Buyer or Corporation or the Subsidiaries or any of their respective directors, officers or shareholders, or involving the assets or properties of any of them, for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that such consummation is improper; or (ii) pending against Buyer or Corporation or the Subsidiaries which, if decided adversely, would adversely affect the right of Buyer to retain the stock, property and other assets or the operations of the property, assets and business of Corporation or the Subsidiaries (or of Buyer or any of its subsidiaries) after the Closing Date, and which, in the judgement of the Board of Directors of Corporation would make the consummation of this Agreement unadvisable. Immediately prior to the Closing Date, there shall be no governmental investigation pending or threatened which, in the judgment of the Board of Directors of Corporation, might lead to or result in any litigation or proceeding of the nature referred to in the foregoing sentence.

                                    ARTICLE 6

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

                  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as Buyer may waive in writing in accordance with Section 11 below:

                  SECTION 6.1 AUTHORIZATION OF TRANSACTION. All action necessary to authorize the execution, delivery and performance of this Agreement by Shareholders and Corporation and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Corporation and by Shareholders.

                  SECTION 6.2 SUBSIDIARIES. All action necessary to vest in Corporation 100% ownership of the Subsidiaries free and clear of any claims of others shall have been taken and the Subsidiaries shall have been merged into Corporation (the "MERGER"). All of such actions shall have been taken pursuant to documents satisfactory in all respects to Buyer in the exercise of its sole discretion.

                  SECTION 6.3 UNTRUE STATEMENTS. This Agreement, together with the Exhibits attached hereto or subsequently provided to Buyer at the time of Closing, shall not contain any untrue statement of a known material fact or omit to state a known material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 6.4 MATERIAL ADVERSE CHANGE. Except for the Merger, there shall have been no material adverse change in the condition (financial or otherwise), earnings, business, assets, liabilities, properties, operations or prospects of Corporation or the Subsidiaries, and there shall not have been any occurrence, circumstance or combination thereof (whether arising heretofore or hereafter), including litigation pending or threatened, which might result in any such material adverse change before or after the Closing Date.

                  SECTION 6.5 REPRESENTATIONS AND WARRANTIES. All representations and warranties of Shareholders and Corporation contained in this Agreement (as applicable to both Corporation and the Subsidiaries), shall be true at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, and Shareholders and Corporation shall have performed or complied with all obligations, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

                  SECTION 6.6 CERTIFICATE OF SHAREHOLDERS AND CORPORATION. Buyer shall have been furnished with a certificate executed by an officer of Corporation and certificates executed by Shareholders, in form and substance satisfactory to Buyer, certifying to the fulfillment of the condition set forth in Section 6.5 above.

                  SECTION 6.7 LEGAL OPINION. Phelps Dunbar, L.L.P., counsel for Shareholders and Corporation, shall have delivered to Buyer its opinions to the effect set forth in EXHIBIT 6.7.

                  SECTION 6.8 LITIGATION. Immediately prior to the Closing Date, there shall be no litigation or proceeding: (i) pending or threatened against Buyer or Corporation or the Subsidiaries or any of their respective directors, officers or shareholders, or involving the assets or properties of any of them, for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that such consummation is improper; or (ii) pending against Buyer or Corporation or the Subsidiaries which, if decided adversely, would adversely affect the right of Buyer to retain the stock, property and other assets or to continue the operations of the property, assets and business of Corporation and the Subsidiaries (or of Buyer or any of its subsidiaries) after the Closing Date, and which, in the judgment of the Board of Directors of Buyer, would make the consummation of this Agreement inadvisable. Immediately prior to the Closing Date, there shall be no governmental investigation pending or threatened which, in the judgment of the Board of Directors of Buyer, might lead to or result in any litigation or proceeding of the nature referred to in the foregoing sentence.

                  SECTION 6.9 THIRD PARTY CONSENTS. Prior to the Closing, Corporation shall have obtained the written consent, waiver or approval of each person: (i) who is a party to a contract or agreement with Corporation or the Subsidiaries or a contract or agreement by which Corporation or the Subsidiaries or their property is bound; (ii) whose consent, waiver or approval is required under such contract or agreement as a result of consummation of the transactions contemplated by this Agreement; and (iii) whose failure to provide such consent, waiver or approval would have or might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), earnings, business, assets, liabilities, operations or prospects of Corporation. Such consents shall include but not necessarily be limited to: (i) the verbal consent of Minolta Information Systems Inc. to the transfer of the dealerships held by the Corporation; (ii) the consent of Southland Corporation to the transfer of its agreement with Corporation; and (iii) the consent of the landlords to the transaction contemplated hereby in connection with the following locations:
Phoenix, Arizona; Tucson, Arizona; Denver, Colorado; Tampa, Florida; Cooper DPC/New Orleans, Louisiana; Metairie, Louisiana; Las Vegas, Nevada; Dallas, Texas; Houston, Texas; and Salt Lake City, Utah, to the extent required under the leases for such locations. Additionally, post closing, Corporation will use its best efforts to obtain the consent of the Texas Education Agency to the assignment of its agreement with Corporation.

                  SECTION 6.10 CORPORATE ACTION. Immediately prior to the Closing, Buyer shall have received, in form and substance reasonably satisfactory to Buyer, the resignations of such officers and directors of Corporation, effective as of the Closing Date, as Buyer may have stipulated to Corporation in writing prior to the Closing Date.

                  SECTION 6.11 EMPLOYMENT AGREEMENTS. R. Rathe, S. Rathe, B. Rathe and Marmonde shall have executed and delivered to Buyer employment agreements on mutually acceptable terms and conditions.

                  SECTION 6.12 LOCK-UP AGREEMENTS. Shareholders and Corporation shall have executed and delivered to Buyer Lock-Up Agreements in the form of Exhibit 1.2(B).

                  SECTION 6.13 LEASE TERMINATION. Corporation's lease with Robert Rathe Sr. for use of his Howard Avenue property in New Orleans, Louisiana shall have been canceled pursuant to an instrument in form and content satisfactory to Buyer.

                  SECTION 6.14 PARKING AGREEMENT. Corporation currently owns a vacant lot (the "LOT") behind its New Orleans area headquarters at 1820 L & A Road, Metairie, Louisiana (the "HEADQUARTERS"). Buyer agrees that the Lot may be transferred to Shareholders at Closing for one dollar subject to the following:
(i) all debt in connection with the Lot shall be extinguished by Shareholders at or prior to Closing; (ii) Shareholders and Buyer shall enter into a written agreement pursuant to which Buyer (and its successors and assigns) may use the Lot for vehicular parking and other similar uses for a term of years co-extensive with Buyer's use of the L & A Road facility either as a tenant or as an owner. In the event that Shareholders elect to transfer the Lot to the owner of the Headquarters (Robert Rathe Senior), then and in that event, Corporation's lease for the Headquarters shall be amended to allow Corporation to use the Lot for vehicular parking for a term co-extensive with the term of the Lease.

                  SECTION 6.15 EL PASO PROPERTY. Buyer shall have received and approved a current update of Stewart Title Guaranty Company Policy Number 0-5841-25239 (which may be issued for nominal consideration) showing good and marketable title to Southwest's property at 2601 East Yandell Avenue, El Paso, Texas (the "EL PASO PROPERTY") in Southwest free and clear of any liens or encumbrances whatsoever other than those shown on the existing policy described above. Buyer shall also have received and approved the most recent Phase I Environmental Inspection Report of the El Paso Property prepared for its lender, Norwest Bank.

                  SECTION 6.16 ESCROW AGREEMENT. Shareholders and Buyer shall have executed and delivered the Escrow Agreement contemplated in Section 1.2 hereof.

                  SECTION 6.17 AGREEMENT WITH DAVID RATHE. David Rathe shall have: (i) executed a non competition and non solicitation agreement in form and content satisfactory to Buyer; (ii) executed full and unconditional releases acquitting Corporation, Buyer, its officers, directors, shareholders; agents, affiliates, successors and assigns from any liability whatsoever relative to the transactions contemplated hereby or otherwise; (iii) one or more of the Shareholders shall have acquired or shall have caused the acquisition of all of David Rathe's shares in Corporation and RACOM; and (iv) David Rathe's right to receive severance pay and any other similar payments pursuant to the terms and conditions of a certain Agreement dated December 4, 1995 shall have been extinguished.

                  SECTION 6.18 AGREEMENTS WITH ROBERT RATHE, SR., ET AL. (i) All obligations to Robert J. Rathe, Sr., Richard Rathe, Jan Tilly, Susan Illing and Lynne Rathe (the "NON PARTICIPATING FAMILY") pursuant to that certain Stock Purchase Agreement dated January 26, 1995 shall have been fulfilled; (ii) all of the Shares of Corporation owned by Shareholders and pledged to the Non Participating Family as security for a certain loan shall have been released from said pledge; (iii) Corporation or another party acceptable to Buyer shall have obtained Robert Rathe Sr.'s shares in GSI; and
(iv) Robert J. Rathe, Sr. for himself and as agent and attorney in fact for the rest of the Non Participating Family shall have executed a full and unconditional release acquitting Corporation, Buyer, its officers, directors, shareholders, affiliates, successors and assigns from any liability whatsoever relative to the transactions contemplated herein or otherwise.

                  SECTION 6.19 STOCK ACQUISITIONS. Southwest shall have redeemed all of the outstanding shares of stock in it held pursuant to those certain Restricted Stock Agreements between Southwest and the various persons listed on EXHIBIT 6.19 and such persons shall have executed full and unconditional releases acquitting Corporation, Buyer, its officers, directors, shareholders, agents, affiliates, successors and assigns from any liability whatsoever relative to the transactions contemplated hereby or otherwise.

                  SECTION 6.20 HSR ACT. All of the legal requirements required under the HSR Act shall have been fulfilled and neither the Federal Trade Commission nor the Department of Justice shall have instituted an action to restrain or enjoin the consummation of the transaction.

                  SECTION 6.21 FAIRNESS OPINION. Shareholders shall have produced a fairness opinion from an investment banking concern acceptable to Buyer in the exercise of its reasonable discretion attesting to the fairness of the transaction to the participants in the ESOP.

                  SECTION 6.22 NAME PROTECTION. Shareholders and/or Corporation shall have reserved use of the names: RACOM, RACOM Information Technologies Corporation, RACOM Southwest, Government Services, Inc. and Business Micrographics Corporation in form and content satisfactory to Buyer.

                                    ARTICLE 7

                                   TERMINATION

                  SECTION 7.1 TERMINATION OF AGREEMENT. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date, as follows:

                           A. MUTUAL CONSENT. By mutual consent of all of the parties hereto.

                           B. BREACH. By Buyer on the one hand or by the Shareholders or Corporation on the other hand by reason of the breach by the other in any material respect of any of its or their representations, warranties, covenants or agreements contained in this Agreement which breach is not cured within 30 days of written notice thereof.

                           C. RESPECTIVE CONDITIONS. By Buyer on the one hand or by the Shareholders or Corporation on the other hand if the conditions precedent to their respective obligations contained in Articles 5 or 6 hereof have not been met in all material respects through no fault of the terminating party by April 1, 1998.

                  SECTION 7.2 NO WAIVER. Termination as provided herein shall not waive any rights of any party against another for default or breach of any provision of this Agreement.

                                    ARTICLE 8

                                   THE CLOSING

                  SECTION 8.1 TIME AND PLACE. The transfer of the Shares by Shareholders to Buyer (the "CLOSING") shall take place at the offices of Seller's counsel, Phelps Dunbar, L.L.P. at 10:00 a.m., local time, within 2 business days of the passage of the applicable HSR waiting period or at such other time and place as the parties may agree to in writing (the "CLOSING DATE").

                  SECTION 8.2 SHAREHOLDERS' AND CORPORATION'S OBLIGATIONS AT CLOSING. At the Closing, Shareholders and Corporation shall deliver to Buyer the following instruments, in form and substance satisfactory to Buyer and its counsel, against delivery of the items specified in Section 8.3:

                           A. Certificates representing the Shares, registered in the name of the Shareholders, duly endorsed by the Shareholders for transfer as specified in Section 1.1 above or accompanied by separate written instruments of assignment. On submission of such certificates to Corporation for transfer, Corporation shall issue to Buyer a new certificate representing the Shares, registered in the name of Buyer;

                           B. A complete stock book, stock ledger, update of minute book and corporate seal of Corporation;

                           C.   The opinions of counsel as provided in Section
         6.7;

                           D. Except as otherwise specified by Buyer or contemplated herein, the written resignations of all the officers and directors of Corporation;

                           E. The certificates executed by Corporation's officer and Shareholders, dated the Closing Date, as provided in
         Section 6.6;

                           F.   The Employment Agreements contemplated in
         Section 6.11;

                           G.   The Escrow Agreement contemplated in Sections
         5.6 and 6.14, and, in connection therewith, Shareholders are to deliver the Escrow Shares to the Escrow Agent (as defined in the Escrow Agreement);

                           H.   The Lock-Up Agreement contemplated in Section
         6.12;.

                           I. Certified resolutions of Corporation's Board of Directors authorizing the execution, delivery and performance of this Agreement and all actions to be taken by Corporation under this Agreement;

                           J. A Certificate of Good Standing issued by the Secretary of State of Louisiana;

                           K. Payoff letters and UCC termination statements paying off all outstanding indebtedness of Corporation and releasing all liens on its assets;

                           L. Evidence of the discharge of the Vendor's lien and a Deed of Trust on the El Paso Property;

                           M.   A Parking Agreement for the Lot;

                           N. Evidence satisfactory to Buyer that Corporation obtained 100% ownership of all Subsidiaries including Certificates of Merger certified by the Louisiana Secretary of State to evidence that all Subsidiaries have been properly merged into Corporation and Certificates of Merger for each domestic state to evidence that all Subsidiaries have been properly merged out of existence;

                           O. Evidence that the lease for the Howard Avenue property in New Orleans, Louisiana has been canceled;

                           P. The agreements and releases to be executed by all of the Non Participating Family and David Rathe;

                           Q.   All third party consents;

                           R. Evidence that all of the shares of stock in Southwest have been redeemed; and

                           S.   Such other and further instruments as counsel
for Corporation and Buyer shall mutually agree are necessary to consummate the transactions contemplated herein.

                  SECTION 8.3 BUYER'S OBLIGATIONS AT CLOSING. At the Closing, Buyer shall deliver to Shareholders the following instruments and documents against delivery of the items specified in Section 8.2:

                           A.   The Cash Consideration;

                           B.   The Lason Shares;

                           C.   The certificate executed by an officer of Buyer
dated the Closing Date, as provided in Section 5.3;

                           D.   The opinion of counsel as provided in Section
5.4;

                           E.   The Escrow Agreement contemplated in Sections
5.6 and 6.14;

                           F.   Certified resolutions of Buyer's Board of
Directors authorizing the execution, delivery and performance of this Agreement and all actions to be taken by them under this Agreement; and

                           G.   Such other and further instruments as counsel
for Corporation and Buyer shall mutually agree are necessary to consummate the transactions contemplated herein.

                                    ARTICLE 9

                            OBLIGATIONS AFTER CLOSING

                  SECTION 9.1 AGREEMENT TO REFRAIN FROM COMPETITION. R. Rathe, S. Rathe and B. Rathe hereby acknowledge that the Employment Agreements contemplated in Section 6.11 hereof are executed by them as a part of the inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein. In connection therewith, R. Rathe, S. Rathe and B. Rathe agree to refrain from competition and maintain confidential information concerning Corporation, Buyer and its affiliates during the term of the Employment Agreements and for a 3 year period thereafter, all as set forth in the Employment Agreements, the terms and conditions of which are incorporated herein by reference. R. Rathe, S. Rathe and
B. Rathe further acknowledge that the Purchase Price given in consideration of the Shares is part of the consideration for them entering into said Employment Agreements and that they are receiving full and adequate consideration for their covenants and agreements provided therein.

                  SECTION 9.2 FURTHER ASSURANCES. From time to time, at Buyer's request and without further consideration and at the expense of Buyer, Shareholders and Corporation will execute and deliver to Buyer such other documents, and take such other action, as Buyer may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement, and to vest in Buyer good, valid and marketable title to the Shares.

                                   ARTICLE 10

                                 INDEMNIFICATION

                  SECTION 10.1 BUYER'S INDEMNITY. Buyer agrees to indemnify and hold harmless Shareholders from and against, and in respect to, any and all losses, expenses, costs, obligations, liabilities and damages, including interest, penalties and reasonable attorneys' fees and expenses (collectively, "LOSSES") they may incur by reason of: (i) Buyer's breach of or failure to perform any of its representations, warranties, commitments, covenants or agreements in this Agreement, or in any instrument, agreement or exhibit furnished or to be furnished by or on behalf of Buyer under this Agreement; or
(ii) any act or omission of Buyer or Corporation, or any of their respective successors or assigns, after the Closing Date, that constitutes a breach or default under, or a failure to perform any obligation, duty or liability of Buyer or Corporation, respectively, under any loan agreement, lease, contract, order or other agreement (relating to the business of Corporation) to which Buyer or Corporation, respectively, is a party or by which any of them is bound.

                  SECTION 10.2 SHAREHOLDERS' INDEMNITY. Shareholders hereby indemnify, defend and holds harmless Buyer from and against, and in respect to, any and all losses, expenses, costs, obligations, liabilities and damages including interest, penalties and reasonable attorneys' fees and expenses (collectively, "LOSSES"), that Buyer may incur by reason of Shareholders' or Corporation's breach of or failure by Shareholders or Corporation to perform, any of their representations, warranties, commitments, covenants or agreements in this Agreement, including any exhibit hereto. Shareholders further indemnify and hold Buyer and Corporation harmless from any and all cost or expense related to federal, state, local taxes, foreign, commonwealth of whatsoever type or kind payable by Corporation for periods of time prior to the Effective Date and that are not reflected or accrued in the Financial Statements. The foregoing indemnity is subject to the terms and conditions of a certain Limitation of Indemnification Agreement of even date herewith.

                  SECTION 10.3 METHOD OF ASSERTING CLAIMS. The party seeking indemnification (the "INDEMNITEE") will give prompt written notice to the other party or parties (the "INDEMNITOR") of any claim ("CLAIM") which it discovers or of which it receives notice after the Closing and which might give rise to a Claim by it against Indemnitor under either Section 10.1 or 10.2 hereof as the case may be, stating the nature, basis and (to the extent known) amount thereof; provided that failure to give prompt notice shall not jeopardize Indemnitee's right to indemnification unless such failure shall have materially prejudiced the ability of Indemnitor to defend such Claim.

                  SECTION 10.4 THIRD PARTY CLAIMS. In case of any Claim, suit or proceeding by a third party or by any government body, or any legal, administrative or arbitration proceedings with respect to which Indemnitor may have liability under the indemnity agreement contained in either Section 10.1. or 10.2 as the case may be, Indemnitor shall be entitled to participate therein, and, to the extent desired by

Indemnitor, to assume the defense thereof at its own expense and through counsel of its own choosing, and after notice from Indemnitor to Indemnitee of the election so to assume the defense thereof, Indemnitor will not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, unless Indemnitor does not actually assume the defense thereof following notice of such election. The parties will render each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, Claim or proceeding. Indemnitee will not make any settlement of any suit, Claim or proceeding which might give rise to liability of Indemnitor under the indemnity agreements contained in either
Section 10.1 or 10.2 hereof as the case may be without the written consent of Indemnitor, which consent shall not be unreasonably withheld or delayed. If Indemnitor shall desire and be able to effect, a bona fide compromise or settlement of any such suit, Claim, or proceeding and Indemnitee shall unreasonably refuse or delay to consent to such compromise or settlement, then Indemnitor's liability under either Section 10.1 or 10.2 as the case may be with respect to such suit, Claim or proceeding shall be limited to the amount so offered in compromise or settlement together with all legal and other expenses which may have been incurred prior to the date on which Indemnitee has refused to consent to such compromise or settlement.

                  SECTION 10.5 SURVIVAL OF SHAREHOLDERS' INDEMNITY OBLIGATIONS. Shareholders' liability for a breach of the representations, warranties and covenants made by Shareholder or Corporation in this Agreement, or in any schedule, exhibit, certificate or other document delivered in connection with this Agreement, shall not be deemed to be waived or otherwise affected by any investigation made by Buyer and shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to the limitations set forth in Section 10.7 below.

                  SECTION 10.6 SURVIVAL OF BUYER'S INDEMNITY OBLIGATIONS. Buyer's liability for a breach of the representations, warranties and covenants made by Buyer in this Agreement, or in any schedule, exhibit, certificate or other document delivered in connection with this Agreement shall not be deemed to be waived or otherwise affected by any investigation made by Shareholder and shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

                  SECTION 11.1 FINDER'S OR BROKER'S FEES. Each of the parties represents and warrants that he or it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as he or it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. Shareholders, Corporation and Buyer each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder's fee alleged to be payable by reason of any act, omission or statement of the indemnifying party.

                  SECTION 11.2 EXPENSES. Buyer and Corporation shall, individually, pay all costs and expenses incurred or to be incurred by any of them in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereby.

                  SECTION 11.3 EFFECT OF HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof.

                  SECTION 11.4 ENTIRE AGREEMENT; MODIFICATION. This Agreement, together with all of the schedules and exhibits furnished hereunder and the other agreements contemplated hereby, constitute the sole and entire agreement between the parties pertaining to the subject matter contained herein, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties.

                  SECTION 11.5 WAIVER. Any party hereto may waive, in writing, compliance by the other party of any of the covenants or conditions contained in this Agreement, except those conditions imposed by law. No act, failure to act, practice or custom shall constitute an implied waiver of full compliance with any of the provisions hereof. The granting of a written waiver pursuant to this
Section 11.5 shall apply, unless expressly set forth therein to the contrary, only to the specific incident of noncompliance with the specific provisions of this Agreement set forth therein.

                  SECTION 11.6 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A party may execute this Agreement by facsimile, which signature shall be fully binding, and the party so executing will deliver an originally executed agreement as soon as practicable.

                  SECTION 11.7 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this Agreement and their respective successors and assigns, or is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement. None of the provisions hereof shall be deemed to give any third persons any right of subrogation or action over or against any party to this Agreement.

                  SECTION 11.8 BINDING EFFECT. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

                  SECTION 11.9 RECOVERY OF LITIGATION COSTS. Except as otherwise provided elsewhere in this Agreement, if any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or by reason of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

                  SECTION 11.10 SUCCESSORS AND ASSIGNS. Neither Shareholders' nor Buyer's rights or obligations under this Agreement may be assigned, except that Buyer may assign its rights and obligations hereunder to an affiliate provided that such affiliate shall execute and deliver such documentation necessary to be bound by the terms of this Agreement and the assignor will continue to be liable for any breach hereof. Any assignment in violation of the foregoing shall be null and void.

                  SECTION 11.11 NOTICES. Any notices, consent, approval or other communications given pursuant to the provisions of this Agreement shall be in writing and shall be (a) mailed by certified mail or registered mail, return receipt requested, postage prepaid, or (b) delivered by a nationally recognized overnight courier, U.S. Post Office Express Mail, or similar overnight courier which delivers only upon signed receipt of the addressee, and addressed as follows:

                  If to a Shareholder or    SOUTHERN MICROFILM ASSOCIATES, INC.
                  Corporation at:           1820 L & A Road
                                            Metairie, Louisiana 70010
                                            Attn:  Robert Rathe, Jr.

                  With a copy (which        PHELPS DUNBAR, L.L.P.
                  shall not constitute      Texaco Center
                  notice) to:               400 Poydras Street
                                            New Orleans, Louisiana 70130-3245
                                            Attn:    David P. Steiner, Esq.

                  If to Buyer at:           LASON, INC.
                                            1305 Stephenson Highway
                                            Troy, Michigan  48083
                                            Attn:    Gary L. Monroe, President
                                                     and Chief Executive Officer

                  With a copy (which        SEYBURN, KAHN, GINN, BESS
                  shall not constitute      DEITCH AND SERLIN, P.C.
                  notice) to:               2000 Town Center, Suite 1500
                                            Southfield, Michigan 48075-1195
                                            Attn:    Laurence B. Deitch, Esq.

The time of giving of any notice shall be the time of receipt thereof by the addressee or any agent of the addressee, except that in the event the addressee or such agent of the addressee shall refuse to receive any notice given by registered mail or certified mail as above provided or there shall be no person available at the time of the delivery thereof to receive such notice, the time of the giving of such notice shall be the time of such refusal or the time of such delivery, as the case may be. Any party hereto may, by giving five (5) days written notice to the other party hereto, designate any other address in substitution of the foregoing address to which notice shall be given.

                  SECTION 11.12 DEFINITIONS. All terms defined in this Agreement shall have such defined meanings when used in any exhibit, schedule, or any certificate or other document made or delivered pursuant thereto or thereto, unless otherwise defined therein.

                  SECTION 11.13 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to any choice of law or conflict provision or rule, whether of the State of Michigan (or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Michigan to be applied. In furtherance of the foregoing, the internal law of the State of Michigan will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law or analysis, the substantive law of some other jurisdiction would ordinarily apply.

                  SECTION 11.14 ARBITRATION. In the event of a dispute between the parties hereto concerning any of the provisions of this Agreement, the parties shall promptly meet and discuss such dispute in a good faith effort to resolve such dispute. If no resolution is reached within 30 days following the date on which one party first notifies the other (the "RESPONDING PARTY") of his or its request that such a meeting be held, then, and in that event, the dispute shall be resolved by final and binding arbitration in either the Detroit, Michigan area (if Buyer is the Responding Party) or the New Orleans, Louisiana area (if Shareholders are the Responding Party) pursuant to the commercial arbitration rules then prevailing of the American Arbitration Association. Pursuant to this Section 11.14, the arbitrators shall have the power to determine the exact amount available for indemnification by verifying the number of Lason Shares owned by Shareholders on the date when a claim for arbitration is submitted and calculating the proceeds realized by Shareholders from the sale of Lason Shares from time to time in case of a claim for indemnification with regard to an unrestricted claim. Notwithstanding the foregoing, each party specifically reserves the right (a) to seek equitable remedies in a Federal or state court of competent jurisdiction sitting in the State of Michigan; and (b) to bring a third party action against any other party in any proceeding to which the party initiating such third party action (the "INITIATING PARTY") is a party under circumstances in which the basis of the claim of the initiating party against the other party is that the other party is liable, in whole or in part, for any claim or counterclaim being asserted against the initiating party in such proceeding. The decision of the arbitrators when rendered shall be final and binding on the parties hereto. Judgment upon the award of the arbitrators may be entered by any court of competent jurisdiction. The cost of the arbitration proceeding (exclusive of counsel fees) shall be borne equally by the parties.

                  SECTION 11.15 HSR ACT. Buyer and Shareholders shall cooperate in good faith in complying with the HSR Act and in attempting to secure early termination of the applicable HSR Act waiting period. In connection therewith, Buyer acknowledges that it shall pay and is solely responsible for all expenses related to complying with HSR Act, including the initial HSR Act filing fee in the amount of $45,000 and the fees of counsel to Shareholders and Corporation in complying with the HSR Act. As a pre-condition to the obligations of Buyer to consummate the transaction contemplated by this Agreement, Shareholders shall have fully complied with the applicable provisions of the HSR Act, and any and all applicable waiting periods thereunder shall have expired, or an opinion reasonably acceptable to Buyer state that no such filing is required shall have been delivered to Buyer. As a pre-condition to the obligations of Shareholders to consummate the transaction contemplated by this Agreement, Buyer shall have fully complied with the applicable provisions of the HSR Act, and any and all applicable waiting periods thereunder shall have expired or an opinion reasonably acceptable to Shareholders stating that no such filing is required shall have been delivered to Shareholders.

                       [Signatures continued on next page]

                  IN WITNESS WHEREOF, each of the parties hereto has signed this Agreement for the Purchase and Sale of Stock or has caused the same to be signed by its duly authorized officer as of the date first above written.

                                     BUYER:

                                     LASON, INC., a Delaware corporation

                                     By:  /s/ Gary L. Monroe
                                        ----------------------------------------
                                          Gary L. Monroe
                                          Its:    President and Chief Executive
                                                  Officer

                                     SHAREHOLDERS:

                                     /s/ ROBERT RATHE, JR.
                                     -------------------------------------------
                                     ROBERT RATHE, JR.

                                     /s/ STUART RATHE
                                     -------------------------------------------
                                     STUART RATHE

                                     /s/ BRIAN RATHE
                                     -------------------------------------------
                                     BRIAN RATHE

                                     CORPORATION:

                                     SOUTHERN MICROFILM ASSOCIATES, INC., a
                                     Louisiana corporation

                                     By:  /s/ Robert J. Rathe, Jr.
                                        ----------------------------------------
                                          Robert J. Rathe, Jr.
                                          Its:   President